EXHIBIT 10.45
SEPARATION AGREEMENT AND GENERAL RELEASE
          This Separation Agreement and General Release (“Agreement”) is entered into by and between John M. Hughes (“Employee”) and Alion Science and Technology Corporation (“Alion” or the “Company”) as of the latest date of execution by the parties to this Agreement. This Agreement supersedes any prior employment agreements or arrangements Employee may have entered into with Alion or its subsidiaries, affiliates, successors, assigns or predecessors in interest, including without limitation the Employment Agreement between Employee and Alion dated June 28, 2007 (the “Employment Agreement”), except as otherwise provided in this Agreement; provided, however, that the Employee Intellectual Property Agreement between Employee and Alion, dated December 16, 2002, shall remain in full force and effect.
          In consideration of the mutual covenants, agreements and representations contained herein, the adequacy of which is hereby acknowledged, the parties hereto expressly and intentionally bind themselves as follows:
     1. SEPARATION OF EMPLOYEE
          Employee hereby agrees that he will announce his departure from Alion and has notified Alion as of February 15, 2008 (the “Notification Date”) that his employment as Chief Financial Officer of Alion and his status as a full-time employee will cease. Alion and Employee agree that Employee shall remain an “adjunct” employee with Alion, as defined in Alion’s policies, in an untitled position until August 15, 2008 (the “Separation Date”). Employee voluntarily resigns from employment with the Company effective upon the Separation Date, and the Company hereby accepts Employee’s resignation. Employee expressly acknowledges that, upon the occurrence of the Separation Date, he will no longer be an employee of Alion. Except as provided in Paragraph 2 below, effective as of the Separation Date, Employee shall not be eligible for further pay or benefits, including without limitation any benefits under any severance pay plan applicable to him as an employee of Alion, except as provided in this Agreement. From the period of the Notification Date through the Separation Date, and except as otherwise expressly permitted by Alion’s Chief Executive Officer, Employee shall not perform any work for Alion, shall cease all of his activities in connection with his duties at Alion, shall have no authority to act on behalf of or bind Alion and shall not represent to any third party or to any employee, agent or representative of Alion that he has any title, role or authority to act for or on behalf of Alion; provided, however, that, up to the Separation Date, Employee shall provide reasonable assistance and cooperation to Alion at such times and in such places as Alion may reasonably request. In addition, effective on the Notification Date, Employee expressly resigns from all offices, directorships and fiduciary positions with the Company or any related entities.
     2. PAYMENTS BY ALION
          (a) For the period from the Notification Date through the Separation Date, Employee shall remain on the Company’s payroll at his current annual base salary. If Employee signs and does not revoke this Agreement, then, subject to the following paragraph, Alion shall make the following payments (“Severance Installment Payments”) to Employee:
          (i) Within thirty (30) days of the Separation Date, a payment equal to $270,000 (“First Severance Installment Payment”), which Employee acknowledges is equal to one half of Employee’s annual salary and three-fourths of Employee’s actual bonus for the last complete fiscal year prior to the Separation Date; and
          (ii) Within six months of payment of the First Severance Installment Payment, a payment equal to $270,000, which Employee acknowledges is equal to one half of Employee’s annual salary and three-fourths of Employee’s actual bonus for the last complete fiscal year prior to the Separation Date.
          Notwithstanding the foregoing, the Company’s obligation to pay Severance Installment Payments pursuant to this Paragraph 2(a), to the extent not already paid, shall cease immediately and such payments will be forfeited if Employee violates any condition described in Paragraph 5, 6, 7 or 8.
          (b) (i) In addition to the severance payments set forth above, the Company shall pay to Employee the amount equal to all amounts due for the following vested and prorated unvested shares of phantom stock under the Amended and Restated Alion Science and Technology Corporation Phantom Stock Plan and the Amended and Restated Alion Science and Technology Corporation Performance Shares and Retention Phantom Stock Plan (collectively, the “Plans”) and the Phantom Stock Agreements of Employee (the “Phantom Stock Payment”):

	Number of
	Current	Full
Grant Date	Shares	Vesting Date
February 11, 2003	2,500	February 11, 2008
November 11, 2003	1,359.62	November 11, 2008
February 1, 2005	45,445	February 1, 2008
February 1, 2005	30,297	February 1, 2008
November 9, 2005	13,931.46	November 9, 2010
November 9, 2005	11,145.17	November 9, 2008
November 14, 2006	10,238.91	November 14, 2009
November 11, 2007	2,496.88	November 11, 2010
Total:	117,414.04

          (ii) The per share value of all of the above phantom stock shall be fixed at $40.05, notwithstanding any valuations of the phantom stock preceding or subsequent to the date of this Agreement.
          (iii) The Company shall pay to Employee the Phantom Stock Payment in accordance with the following schedule: (aa) The amount of $1,000,000 shall be paid no later than December 31, 2008; and (bb) All remaining amounts shall be paid no later than March 14, 2009.
          (iv) All Phantom Stock Payments shall be subject to approval by the Company’s Compensation Committee or Board of Directors no later than May 16, 2008, such approval to be evidenced by a written certification by the Company’s General Counsel to Employee’s counsel. In the event that the Company’s Compensation Committee or Board of Directors fails to approve the Phantom Stock Payments, Employee may, at his option, revoke this Agreement. Upon such approval and certification thereof, and subject to the conditions set forth in Section 4(c)(ii) below, this Agreement shall be binding as of the date of the execution of this Agreement.
          (c) In addition to the above payments, the Company shall pay to Employee, contemporaneously with the payment set forth in Paragraph 2(a)(i) above, all outstanding and accrued Paid Time Off (“PTO”). In addition, Employee shall be paid amounts currently held on his behalf in the Alion Non-Qualified Deferred Compensation Plan in accordance with the terms of such plan.
          (d) Employee shall be permitted to continue the use of the automobile under the Company’s current automobile lease for Employee until the Separation Date. On or before close of business on the Separation Date, Employee shall return the automobile, along with all accessories purchased or reimbursed by the Company, to the Company’s Director of Human Resources. As of one (1) day after the Separation Date, any insurance coverage on behalf of Employee with regard to such automobile shall cease at the Company’s discretion.
          (e) Except as provided in this Agreement or under the terms of an applicable employee benefit plan, no further payments shall be made to Employee.
          (f) The Company shall withhold such tax, payroll and other amounts from payments under this Agreement as Employee authorizes or the Company reasonably believes to be required by law. Employee shall be solely responsible for payment of his own taxes, including any taxes arising under Internal Revenue Code Section 409A. The Company has not provided and will not provide tax advice to Employee.
     3. EMPLOYMENT BENEFITS
          (a) Employee agrees and acknowledges that his participation in any 401(k) Plan, short-term and long-term Disability Plans, or any other benefit plans made available to him as an Alion employee, and his participation in and entitlement to any and all other benefits in which he is currently enrolled, but which are not specifically addressed in this Agreement, will terminate on the Separation Date.
          (b) Employee’s participation in the Alion medical, dental, vision and other insurance plans shall cease as of the Notification Date; provided that, to the extent that Employee is eligible for and elects to receive medical and/or dental benefits pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for himself and/or any qualifying beneficiaries, the Company shall pay on Employee’s behalf, or reimburse Employee for, the amount of the applicable COBRA that exceeds the amount of premium payable by Employee for the same level of coverage immediately prior to the effective date of termination. Any such COBRA premium payment by the Company that constitutes taxable income to Employee shall be grossed up by the Company, assuming an applicable income tax rate of forty percent (40%). Payments under this paragraph shall cease at the earlier of (i) the end of the first month in which Employee is no longer eligible for COBRA for any reason (other than death or eligibility for Medicare, provided that COBRA coverage continues for any qualified beneficiary), or (ii) Eighteen (18) months after the Notification Date. Employee shall notify the Company as soon as practicable after he ceases to be eligible for COBRA coverage due to coverage under the group health plan of another employer.
          (c) Except as otherwise provided in this Agreement, Employee waives any right of participation in, or additional benefits under, the employee benefit, fringe benefit and compensation plans of Alion with respect to any period after the Separation Date.
     4. GENERAL RELEASE BY EMPLOYEE
          (a) Employee hereby releases and forever discharges Alion, its subsidiaries, affiliates, insurers, predecessors, successors, and assigns, and the directors, officers, shareholders, employees, representatives and agents of each of the foregoing (collectively “Releasees”) of and from the following:
          (i) Any and all claims, demands, and liabilities whatsoever of every name and nature (other than those arising directly out of this Agreement), including, without limitation, those with respect to Employee’s employment by Alion, or the terms and conditions of employment, benefits or compensation, or termination of his employment, which Employee has or ever had against Releasees; and
          (ii) Without limitation, any and all claims known or unknown as of the date of execution of this Agreement for tortious injury, breach of contract, and/or wrongful discharge (including, without limitation, any claim for violation of public policy or constructive discharge), any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730 or any other whistleblower claim, all claims for infliction of emotional distress, all claims for slander, libel, or defamation of character, and all claims for reinstatement, back pay, front pay, compensatory or punitive damages, severance pay, attorneys’ fees, or costs, as related to Employee’s employment by Alion, or the terms and conditions or termination of his employment, benefits or compensation, or termination of such employment; and
          (iii) Without limitation, any and all claims known or unknown based upon any allegation of employment discrimination, including, without limitation, discrimination on the basis of race, color, sex, sexual orientation, age (including any claim pursuant to the federal Age Discrimination in Employment Act), religion, disability, national origin or any other classification protected under applicable law.
          (b) It is agreed and understood that this release is a GENERAL RELEASE to be construed in the broadest possible manner consistent with applicable law.
          (c) Employee acknowledges and agrees that Employee:
          (i) has not filed or pursued any claim released hereby against any Releasee by filing a lawsuit in any local, state or federal court for or on account of anything which has occurred up to the present time as a result of Employee’s employment or termination of employment, and Employee shall not seek reinstatement or future employment with, or damages of any nature, severance pay, attorneys’ fees, or costs from any Releasee; and
          (ii) has been given the opportunity, if he so desires, to consider this Agreement for twenty-one (21) days before executing it. Any change made to the Agreement during the 21-day period, whether material or not, will not restart the running of the 21-day period. In the event that Employee executes this Agreement within twenty-one (21) days of the date of its delivery to him, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire twenty-one (21) day period. For a period of seven (7) days from the date of the execution of this Agreement, Employee shall retain the right to revoke this Agreement in accordance with 29 U.S.C. § 626 by written notice to Alion, c/o Kathy Madaleno, Director of Human Resources, 1750 Tysons Boulevard, Suite 1300, McLean, Virginia 22102. This Agreement shall not become effective or enforceable until the expiration of such revocation period; and
          (iii) has been and is advised to consult an attorney regarding this Agreement prior to executing it and that he has been given sufficient time to do so; and
          (iv) has received full and adequate consideration for this General Release; and
          (v) fully understands and acknowledges the significance and consequences of this Agreement and represents by his signature that the terms of this Agreement are fully understood and voluntarily accepted by him. This

Agreement has been individually negotiated by Employee and is not part of a group exit incentive or other group employment termination program.
          (d) Excluded from this General Release are any claims or rights which cannot be waived by law, including the right to challenge the enforceability of this Agreement and the Employee’s right to file a charge with an administrative agency or participate in any agency investigation where that agency expressly prohibits such a waiver. However, Employee is waiving his right to recover any money or to reinstatement with any Releasee in connection with such a charge or investigation. Employee is also waiving his right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal, state or local agency.
          (e) This General Release becoming and remaining effective shall be a condition precedent to Employee obtaining any payments or benefits under this Agreement.
     5. NONDISCLOSURE OF INFORMATION; RETURN OF PROPERTY
          (a) Employee shall keep secret and confidential and shall not disclose to any third party, in any fashion or for any purpose whatsoever, any information regarding Alion which is (i) not available to the general public, and/or (ii) not generally known outside the Company, and (iii) is considered proprietary to or a trade secret of the Company, to which he has or will have had access at any time during the course of his employment by the Company, including, without limitation, any information relating to: the Company’s business or operations; its plans, strategies, prospects or objectives; its products, technology, processes or specifications; its research and development operations or plans; its customers and customer lists; its manufacturing, distribution, sales, service, support and marketing practices and operations; its financial condition and results of operations; its operational strengths and weaknesses; and, its personnel and compensation policies and procedures.
          (b) Employee agrees to return to Alion, on the Notification Date or at such later time as Alion may allow in its sole discretion, (i) all documents, data, material, details and copies thereof in any form (electronic or hard copy) that are the property of Alion or were created using Alion resources or during any hours worked for Alion including, without limitation, any data referred to in the immediately preceding Paragraph; and (ii) all other Alion property including, without limitation, all computer equipment (except as otherwise agreed, but including electronic information and/or software on Alion-provided computer equipment to be retained by Employee) and associated passwords, property passes, keys, credit cards, business cards and identification badges.
     6. NO DETRIMENTAL COMMUNICATIONS
          Employee agrees that he will not make, disclose or cause to be disclosed any negative, adverse, false or derogatory comments or statements about Releasees with regard to any product or service provided by Releasees, about Releasees’ prospects for the future, or about Releasees in general. Alion agrees that no authorized officer of Alion will disclose or cause to be disclosed outside of Releasees any negative, adverse, false or derogatory comments or statements about Employee. The parties agree that this provision will not be construed so as to bar any person from providing full and truthful testimony in response to a summons, court or administrative order or subpoena, or as otherwise provided by law, or discussion of matters affecting Employee with the Company’s outside legal and accounting representatives. For the limited purposes of this Paragraph only, the term “Releasees” shall mean only the directors, chief executive officer and executive and senior vice presidents of Alion.
     7. FUTURE ASSISTANCE
          Alion may seek the assistance and cooperation of Employee in connection with any audit, investigation, litigation or proceeding arising out of matters within the knowledge of Employee and related to his position as an employee of Alion, and in any such instance, Employee, upon reasonable notice, shall provide (up to a maximum of 20 hours per month after the Separation Date) such assistance, cooperation or testimony, and Alion shall pay Employee’s reasonable costs and expenses in connection therewith.
     8. NON-COMPETITION; NON-SOLICITATION
          (a) Non-Competition. Employee agrees that, for a period of one and one-half (1.5) years after the Notification Date, he will not, directly or indirectly, compete with the Company or its subsidiaries or affiliates by providing services or by being an officer, director, employee, consultant, agent, advisor, shareholder or owner to or of any other person, partnership, association, corporation, or other entity that is a “Competing Business,” except that he may have an ownership interest of up to two percent (2%) of a Competing Business which is a public company. As used herein, a “Competing Business” is any business whose activities relate to the products or services of the same or similar type as the products or services which are sold (or, pursuant to an existing business plan, will be sold) to paying customers of the Company or its subsidiaries or affiliates, and for which Employee had the responsibility to plan, develop, manage, market, or oversee, or had any such responsibility within Employee’s most recent twenty-four (24) months of employment with the Company. Following termination of employment, Employee may request in writing an exception to the foregoing provision from the Company for prospective employment, which exception will be granted if the Company, in its sole discretion, determines that such prospective employment will not unduly or materially compete with or otherwise interfere with the business of the Company.
          (b) Non-Solicitation of Clients and Others. In addition to the foregoing, Employee agrees that, for a period of one and one-half (1.5) years after the Notification Date, he will not, directly or indirectly, intentionally entice, induce or solicit, or attempt to entice, induce or solicit, any individual or entity having a current or prospective business relationship with the Company, whether as a consultant, client, customer or otherwise, to terminate or cease such relationship with the Company, or to fail to enter into or renew such relationship with the Company.
          (c) Non-Solicitation of Employees and Others. In addition to the foregoing, Employee agrees that, for a one and one-half (1.5) years after the Notification Date, Employee shall not, on his own behalf or on behalf of any other person, partnership, association, corporation, or entity: (i) directly, indirectly, or through a third party hire or cause to be hired; (ii) directly, indirectly, or through a third party solicit; or (iii) in any manner attempt to influence or induce any employee of the Company or its subsidiaries or affiliates to leave the employment of the Company or its subsidiaries or affiliates, nor shall he use or disclose to any person, partnership, association, corporation, or other entity any information obtained concerning the names and addresses the Company’s employees. Employee further agrees and acknowledges that the Company has confidentiality and non-competition agreements with certain of its employees, and he agrees that he will not interfere with any such agreements.
          (d) Survival; Severability. The parties agree that the above restrictions on competition are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictions on competition. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Paragraph 8 is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable. Employee acknowledges and agrees that the non-competition and non-solicitation provisions herein are expressly assignable to any successor of the Company.
     9. GOVERNING LAW; SEVERABILITY
          This Agreement is entered into and shall be construed under the laws of the Commonwealth of Virginia. In the event any provision of this Agreement is determined to any extent to be illegal or unenforceable by a duly authorized court of competent jurisdiction, then the illegal or unenforceable provision shall be severed from this Agreement. In the event of such severance, the remainder of this Agreement shall not be affected thereby, and each remaining provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; provided, however, that the parties expressly acknowledge and agree that the full waiver and release of all claims by Employee is essential to effectuate the parties’ intent in entering into this Agreement and that, in the event the general release of claims set forth in Paragraph 4 is severed, the parties’ remaining obligations under this Agreement shall be deemed waived (other than obligations arising under Paragraphs 5 and 8), and any consideration or value delivered by one party to the other under this Agreement shall constitute a binding obligation by the recipient to the other; provided, however, that nothing in this Agreement shall constitute a waiver of Employee’s right to receive and/or retain those

Phantom Stocks (and related Phantom Stock payments) that are vested prior to and including February 11, 2008 in accordance with the terms of the Plans.
     10. WAIVERS
          The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation and shall not be deemed a waiver of any subsequent breach.
     11. AMENDMENTS
          This Agreement may be modified or amended, in whole or in part, only by the mutual agreement of the parties in writing.
     12. NO OTHER INDUCEMENTS
          This Agreement sets forth the entire understanding of the parties in connection with the subject matter hereof. Any and all prior negotiations or discussion, either oral or written, are merged into this Agreement. Neither of the parties has made any settlement, representation or warranty in connection herewith (except those expressly set forth in this Agreement) which has been relied upon by the other party, or which acted as an inducement for the other party to enter into this Agreement.
     13. PERSONS BOUND BY AGREEMENT
          This Agreement shall be binding upon and inure to the benefit of Employee and Releasees and their respective successors.
     14. ASSIGNMENT OF INTERESTS
          Employee warrants that he has not assigned, transferred or purported to assign or transfer any claim against Releasees.
     15. PREVAILING PARTY ENTITLED TO FEES
          In the event that any action or proceeding is initiated to enforce or interpret the provisions of this Agreement, or to recover for a violation of the Agreement, the prevailing party in any such action or proceeding shall be entitled to its costs (including reasonable attorneys’ fees). Nothing in this Paragraph is intended to, or shall, place any limitation or condition precedent on Employee’s ability to challenge this Agreement.
     16. CONFIDENTIALITY
          Employee agrees to keep confidential, and not to disclose to any person or entity, the terms or conditions of this Agreement, except to his attorney, financial advisors and members of his immediate family, provided they agree to keep confidential such terms and conditions. In the event that Employee believes he is compelled by law to divulge the terms or conditions of this Agreement, he will notify Alion’s Law Department of the basis for that belief before actually divulging the information. Employee hereby confirms that, as of the date of this Agreement, he has not disclosed the terms or conditions of this Agreement, except as otherwise provided in this Agreement. Alion also agrees to keep confidential, and not to disclose, the terms and conditions of this Agreement outside of Releasees, its attorneys and consultants, unless Company is otherwise required to disclose such terms and conditions by operation of law or request by a governmental agency, or as required by any federal or state securities laws or regulations.
     17. CONFLICTS WITH PHANTOM STOCK AGREEMENTS
          The parties agree that to the extent that the provisions of this Agreement conflict with any of the Phantom Stock Agreements entered into by and between Alion and Employee, the terms of this Agreement shall prevail and supersede such Phantom Stock Agreements.
          IN WITNESS WHEREOF, the parties hereby agree to the terms and conditions of this Agreement as set forth above.
EMPLOYEE:

By:	/s/ John M. Hughes	4/24/2008

	John M. Hughes	Date
ALION SCIENCE AND TECHNOLOGY CORPORATION:

By:	/s/ Stacy Mendler	4/25/2008

Date